Exhibit 10.16

                         JANUARY 25, 1998
                         AMENDMENTS TO THE
           LOWE'S COMPANIES, INC. 1997 INCENTIVE PLAN


On January 25, 1998, the Lowe's Companies, Inc. 1997 Incentive Plan (the "Plan") was amended as follows:

    a.  Section 8.06 was amended to read as follows:

        Shareholder Rights. Prior to their forfeiture in accordance with the terms of the applicable Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited, a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (i) except as provided in Section 8.07, a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award, (ii) the Company shall retain custody of the certificates evidencing the shares of Common Stock granted pursuant to a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares Common Stock granted under the Stock Award are transferable and are no longer forfeitable.


    b.  A new section 8.07 was added to the Plan and reads as follows:

        Transferable Stock Awards. Section 8.06 to the contrary notwithstanding, if the Agreement provides, a Stock Award that maybe forfeited may be transferred by a Participant to the Participant's children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as maybe permitted under Securities Exchange Commission Rule 16b-3 as in effect from time to time. The holder of a Stock Award transferred pursuant to this section shall be bound by the same terms and conditions that governed the Stock Award during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Stock Award except by will or the laws of descent and distribution.